Exhibit 28

29 October 2015

Golden Meditech Holdings Limited

48th Floor, Bank of China Tower

1 Garden Road

Central

Hong Kong

Dear Sirs,

Purchase Agreement dated 8 May 2015 relating to the Sale Shares and Note (“the Purchase Agreement”)

We refer to the Purchase Agreement. Defined terms used in the Purchase Agreement are also used in this Letter Agreement.

In accordance with Clause 3.1 of the Purchase Agreement, the Parties have currently agreed that the Completion Date shall be Friday 30 October 2015.

At the request of the Purchaser, and in consideration of the continued performance by the Seller and the Purchaser of the Purchase Agreement, save to the extent expressly varied in this Letter Agreement (and without prejudice to Cordlife’s rights under the Purchase Agreement), we confirm our mutual agreement to the following:

1.                                The Completion Date for the sale and transfer of the Sale Shares (“Share Completion Date”) shall be and remain Friday 30 October 2015 and Completion for the Sale Shares shall take place at the Purchaser’s offices at 48th floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong when the Parties shall undertake each of the actions set out in Clause 3.2 of the Purchase Agreement insofar as they relate to the sale and transfer of the Sale Shares. Without limitation, the Purchaser shall pay or cause its agent to pay the entire amount of the Share Purchase Price in accordance with Clause 3.2(a) of the Purchase Agreement and the Seller shall transfer the Sale Shares to the Purchaser in accordance with Clause 3.2(b) of the Purchase Agreement.

2.                                Notwithstanding anything to the contrary in the Purchase Agreement (and subject to and conditional upon the Completion of the Sale Shares taking place on the Share Completion Date), there shall be a separate Completion for the sale and purchase of the Note with the Completion Date for the sale of the Note (“Note Completion Date”) being 13 November 2015 or such earlier date as both Parties may agree in writing. Completion of the sale and transfer of the Note shall take place on the Note Completion Date at the Purchaser’s offices at 48th floor, Bank of China Tower, 1 Garden Road, Central, Hong Kong when the Parties shall undertake each of the actions set out in Clause 3.2 of the Purchase Agreement insofar as they relate to the sale and transfer of the Note. Without limitation, the Purchaser shall pay or cause its agent to pay the entire amount of the Note Purchase Price in accordance with Clause 3.2(a) of the Purchase Agreement (which shall include interest accrued and unpaid as provided in Clause 2.3 of the Purchase Agreement up to the Note Completion Date) and the Seller shall deliver the new Note to the Purchaser in accordance with Clause 3.2(c) of the Purchase Agreement.

3.                                Notwithstanding the Parties’ agreement on separate Completion Dates for the sale and transfer of the Sale Shares and the Note as set out in this Letter Agreement, the Parties’ obligations under the Purchase Agreement shall remain as set out in the Purchase Agreement (save as amended herein) including, without limitation, obligations of the Parties intended to continue after Completion (which shall apply from the Share Completion Date for the Sale Shares, and the Note Completion Date for the Note) and the obligation of the Purchaser to pay the Additional Payment in accordance with Clause 5 of the Purchase Agreement.

4.                                In the event that the Purchaser fails to complete the purchase of the Note on the Note Completion Date then without prejudice to any other remedy available to the Seller under the Purchase Agreement or at law, the Seller shall have the right, by notice to the Purchaser, to terminate the Purchase Agreement insofar as it relates to the sale and purchase of the Note and to sell the Note to a third party, without liability to the Purchaser and without affecting any continuing obligations of the Purchaser under the Purchase Agreement insofar as they relate to the sale and transfer of the Sale Shares.

This Letter Agreement shall be governed by and construed in accordance with the laws of Hong Kong and the provisions of Clause 9 of the Purchase Agreement shall be incorporated by reference.

Please confirm your agreement to the contents of this Letter Agreement by signing and returning the enclosed duplicate no later than close of business of 29 October 2015, and pending return of which the terms of the Purchase Agreement and agreed Completion Date of 30 October 2015 for both the Sale Shares and Note shall continue in effect.

Yours faithfully,

/s/ Jeremy Pinh Yee
for and on behalf of
Cordlife Group Limited

We confirm our agreement to the contents of this Letter Agreement and the amendment to the Purchase Agreement effected thereby.

/s/ Yuen Kam
for and on behalf of
Golden Meditech Holdings Limited